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                                                                     EXHIBIT 8.1



                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]




January 15, 2002

Magnum Hunter Resources, Inc.
600 East Las Colinas Blvd., Suite 1100
Irving, Texas 75039

Gentlemen:

         You have requested our opinion with respect to certain United States federal income tax consequences of the proposed merger (the "Merger") of Prize Energy Corp., a Delaware corporation ("Prize"), with and into Pintail Energy, Inc., a Delaware corporation ("Sub") and a direct wholly-owned subsidiary of Magnum Hunter Resources, Inc., a Nevada corporation ("Parent"), pursuant to that certain Agreement and Plan of Merger dated as of December 17, 2001, by and among Parent, Pintail Energy, Inc., a Texas corporation ("Pintail-Texas"), and Prize, as amended by that certain Amendment to Agreement and Plan of Merger dated as of December 17, 2001, by and among Parent, Pintail-Texas, Sub and Prize (together, the "Merger Agreement"). Descriptions of the parties and of the Merger and related transactions are set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus (the "Proxy Statement") included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 15, 2002 (the "Registration Statement"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

         In rendering this opinion, we have examined and relied upon (without any independent investigation or review thereof) the truth, accuracy and completeness at all relevant times (including as of the date hereof and as of the Effective Time of the Merger) of, the information, facts, statements, representations and covenants contained in (i) the Merger Agreement, (ii) the Proxy Statement and (iii) the officers' certificates dated January 15, 2002, that were provided to us by Parent and Prize, respectively (the "Officers' Certificates", hereinafter the Merger Agreement, the Proxy Statement and the Officers' Certificates are collectively referred to as the "Documents").

         For purposes of this opinion, we have assumed (i) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement; (ii) that the





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Documents are complete and authentic and have been duly authorized, executed and delivered; (iii) that all of the information, facts, statements and representations contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements and representations by independent investigation) are true and accurate at all relevant times (including as of the Effective Time of the Merger); (iv) that there has not been and will not be any breach of any covenant contained in the Documents; (v) that the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents; (vi) that none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect; and (vii) that the aggregate value of the shares of common stock, par value $0.002 per share, of Parent ("Parent
Common Stock") to be received by the Prize stockholders pursuant to the Merger as of the Effective Time of the Merger will exceed the aggregate amount of cash to be received by the Prize stockholders at that time pursuant to the Merger.
Any change in the accuracy or completeness in any of the aforementioned information, facts, statements, representations and assumptions or any breach of any aforementioned covenant could adversely affect our opinion.

                             SUMMARY OF TRANSACTION

         In accordance with the terms of the Merger Agreement, Prize will be merged with and into Sub pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law, as amended (the "DGCL"). Sub will be the surviving corporation resulting from the Merger (the "Surviving Corporation") and will succeed to all of the assets of Prize.

         At the Effective Time of the Merger, the issued and outstanding capital stock of Prize will consists solely of shares of common stock, $0.01 par value per share (the "Prize Common Stock"). As provided in the Merger Agreement, each Prize stockholder will receive in exchange for each share of Prize Common Stock held immediately before the Effective Time of the Merger (other than a Prize stockholder who validly perfects his, her or its appraisal rights under Section 262 of the DGCL (a "Dissenting Stockholder")) 2.5 shares of validly issued, fully paid and nonassessable Parent Common Stock plus a cash payment ranging from $0.25 to $5.25. Additionally, cash will be paid by Parent to the Price stockholders in lieu of issuing any fractional shares of Parent Common Stock pursuant to the Merger.

         Also pursuant to the Merger Agreement, (i) any shares of Prize Common Stock that are issued and held as treasury stock and any shares of Prize Common Stock owned by Parent or Sub will be cancelled and retired, and no shares of Parent Common Stock or other consideration will be paid or payable in exchange therefor; and (ii) any issued and outstanding shares of Prize Common Stock held by a Dissenting Stockholder who has neither effectively withdrawn the demand for appraisal or lost the right of appraisal as provided in the DGCL will be converted into the right to receive such consideration as may be determined to be due such Dissenting Stockholder under the DGCL out of the Surviving Corporation's funds.

         The Merger Agreement provides that the parties thereto intend for the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").




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                                     OPINION

         Based upon the foregoing and such legal considerations as we deem relevant, and subject to the matters, limitations and qualifications set forth herein, it is our opinion that for United States federal income tax purposes:

         1. the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

         2. Prize, Parent and Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

         3. no gain or loss will be recognized by Prize, Parent or Sub as a result of the Merger.

                         LIMITATIONS AND QUALIFICATIONS

         This opinion is based upon our interpretation of the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Neither Parent nor Prize has requested or received any advance ruling from the Internal Revenue Service (the "Service") pertaining to the transactions described herein. Our opinion will not be binding upon the Service or any court. Accordingly, no assurance can be given that the Service will not adopt a contrary position based upon, among other things, the inaccuracy of any of the representations relied upon by us, and challenge some or all of the conclusions set forth above in an audit of one or more of the parties to the Merger. If such a challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained. In the event that the Merger were held not to qualify as a reorganization within the meaning of section 368(a) of the Code, Prize would recognize gain or loss in an amount equal to the difference between its adjusted tax basis in its assets immediately before the Effective Time of the Merger and the fair market value, as of the Effective Time of the Merger, of the merger consideration received. In such event, Sub's basis in the Prize assets received in the Merger would be equal to their fair market value as of the Effective Time of the Merger, and the holding period for such assets would begin on the day after the Effective Time of the Merger.

         Our opinion does not address all tax consequences applicable to the Merger and is limited to the conclusions set forth above, and no other opinions are expressed or implied. Further, our opinion is limited to the United States federal income tax consequences of the transactions described herein. Thus, for example, no opinion is expressed concerning any state, local or foreign tax consequences of such transactions.

         This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Merger Agreement and is not to be relied upon by any other





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person, quoted in whole in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the caption "The Merger
- Material United States Federal Income Tax Consequences" in the Proxy Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,




                                        FULBRIGHT & JAWORSKI L.L.P.




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